Exhibit 99

Contact:	Paula Graff
Nortech Systems Incorporated
(952) 345-2244
or
Warren Djerf
Brookside Communications Group
952-920-3908 / warren@brookcomm.net

August 5, 2015

Nortech Systems Reports Second Quarter Results

MINNEAPOLIS — Nortech Systems Incorporated (NASDAQ: NSYS) today reported net sales of $26.8 million for the second quarter ended June 30, 2015, compared with net sales of $27.4 million reported in the second quarter of 2014. For the six-month period ended June 30, 2015, Nortech’s net sales were $53.3 million, compared with $53.6 million for the same period in 2014.

“Our performance and results varied across markets and customers,” said Rich Wasielewski, Nortech Systems’ president and CEO. “However, we’re seeing signs of improvement, including our backlog rising six percent during the second quarter.”

Second quarter results were impacted by a less profitable sales mix, ramp-up costs on new programs and expenses to support growth initiatives. These initiatives included adding printed circuit board assembly capabilities to Nortech’s Mexico facility and expansion into China. Challenging external factors included slowdowns with several large customers tied to the global economic volatility and the oil and gas industry.

For the second quarter of 2015, Nortech Systems reported a net loss of $378,000, or $0.14 per diluted common share, compared with net income of $247,000, or $0.09 per diluted common share, for the same period last year. For the six months ended June 30, Nortech reported a net loss of $571,000, or $0.21 per diluted common share. This compares with net income of $333,000, or $0.12 per diluted common share, for the same period in 2014.

“We are increasing our focus on costs and elements in our control,” Wasielewski noted. “And we will continue to support and evaluate our long-term strategic investments.” Nortech expects its new Mexico capabilities to be accretive starting in the fourth quarter; China operations should be up and contributing by the middle of next year. After the second quarter of 2015, Nortech solidified its full-service medical device capabilities by acquiring Devicix, LLC, of Eden Prairie, Minn., a leading multi-disciplinary engineering firm. “This is a major strategic piece to accelerating our growth and profitability in the expanding medical market,” he added.

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“We’re cautiously optimistic heading into the second half of 2015 with our growing backlog, lower ramp-up costs and the actions taken to improve gross margin,” concluded Wasielewski. “Timing and execution are now the critical factors.”

Conference Call

Nortech Systems announces a conference call to be held at 10:00 a.m. (CDT) on Thursday, August 6, 2015, to discuss the company’s second quarter results. Anyone interested in participating in the conference can access the call by dialing 877-407-8031 from within the United States, or 201-689-8031 if calling internationally. An audio webcast and replay of this conference call can be accessed at the investor relations portion of Nortech Systems’ website at www.nortechsys.com or at www.investorcalendar.com. A podcast (MP3 download) will also be available. The telephone replay will be available through August 20, 2015, by dialing 877-660-6853 (from U.S.) or 201-612-7415 (International). To access the replay, the conference ID 13615088 is required.

About Nortech Systems Incorporated

Nortech Systems Incorporated (www.nortechsys.com), based in Maple Grove, Minn., is a full-service electronics manufacturing services (EMS) provider of wire and cable assemblies, printed circuit board assemblies, and higher-level complete box build assemblies for a wide range of industries.  Markets served include industrial equipment, aerospace/defense and medical. The company has operations in the U.S., Latin America and Asia. Nortech Systems Incorporated is traded on the NASDAQ Stock Market under the symbol NSYS.

Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  While this release is based on management’s best judgment and current expectations, actual results may differ and involve a number of risks and uncertainties.  Important factors that could cause actual results to differ materially from the forward-looking statements include, without limitation: volatility in market conditions which may affect market supply of and demand for the company’s products; increased competition; changes in the reliability and efficiency of operating facilities or those of third parties; risks related to availability of labor; commodity and energy cost instability; general economic, financial and business conditions that could affect the company’s financial condition and results of operations; as well as risk factors listed from time to time in the company’s filings with the SEC.

Condensed Statement of Operations

	Three months ended June 30, Unaudited		Six months ended June 30, Unaudited
	2015	2014	2015	2014
Net Sales	$26,801,473	$27,408,467	$53,341,095	$53,557,609
Income (Loss) from Operations	(483,360)	347,177	(684,961)	583,398
Other Expense	(112,002)	(115,476)	(207,188)	(215,540)

Income (Loss) before Income Taxes	(595,362)	231,701	(892,149)	367,858

Income Tax Expense (Benefit)	(217,000)	(15,000)	(321,000)	35,000

Net Income (Loss)	(378,362)	246,701	(571,149)	332,858

Net Income (Loss) per Basic and Diluted Common Share	$(0.14)	$0.09	$(0.21)	$0.12

Weighted Average Number of Common Shares:
Basic	2,746,325	2,742,992	2,745,183	2,742,992
Diluted	2,746,325	2,746,856	2,745,183	2,747,357

Condensed Balance Sheets

	June 30, 2015 Unaudited	December 31, 2014
Accounts Receivable	$16,656,851	$17,367,668
Inventories	20,605,081	18,528,418
Other Current Assets	2,655,249	1,784,382
Property and Other Long-term Assets	11,157,288	11,005,844
Total Assets	$51,074,469	$48,686,312

Accounts Payable	$11,016,512	$9,008,426
Other Current Liabilities	4,218,123	4,361,405

Line of Credit — Long-term	8,471,042	7,998,184
Long-term Debt and Other Long-term Liabilities	5,100,641	4,489,905

Shareholders’ Equity	22,268,151	22,828,392

Total Liabilities and Shareholders’ Equity	$51,074,469	$48,686,312